Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form S-1/A of China BCT Pharmacy Group, Inc. (the "Company") dated July 29, 2010 of our report dated March 31, 2010 relating to the consolidated financial statements of the Company for each of the two years in the period ended December 31, 2009 (which express an unqualified opinion).

/s/ PKF
PKF
Certified Public Accountants
Hong Kong, China
July 29, 2010